UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2009

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In February 2009, our compensation committee approved our 2009 employee bonus plan. The potential size of the bonus pool is generally based upon the aggregate of the target bonuses (typically expressed as a percentage of salary) for which each employee is eligible. As in prior years, the extent of the actual funding of the bonus pool is determined by the compensation committee in its discretion. The target bonus pool includes two components: a company performance component (for executive officers, 80% of their respective target bonuses), which is calculated by assessing company performance against pre-determined financial measures as described below, and an individual component (for executive officers, 20% of their respective target bonuses), which will be funded only if the threshold end-of-year financial goal for the company performance component, which for the 2009 plan is an operating income measure, is achieved. After calculating the extent of the funding of the bonus pool, the pool is allocated among employees, including our named executive officers, based on a review of individual performance, using a multiplier percentage against their allocated portion of the relevant component of the overall bonus pool.

For 2009, funding of the company component of the bonus pool will be based upon the following company performance goals:

Quarterly Cash Balance Goals During Fiscal 2009. With respect to the company performance component of the target bonus pool, 30% of that pool will depend upon achievement of specified quarterly cash balance goals. For each of the first three fiscal quarters of 2009, a cash balance goal has been set by the Compensation Committee based upon our operating plan for 2009. In any of the quarters, 80% to 100% of the cash balance element of the company performance amount allocated to that quarter can be funded. Accordingly, for achieving the 80% threshold or 100% target first quarter cash balance goal, 4% or 5%, respectively, of the total company performance component of the target bonus pool would be funded. For achieving the threshold or target second quarter cash balance goal, 8% or 10%, respectively, of the total company performance component would be funded. For achieving the threshold or the target third quarter cash balance goal, 12% or 15%, respectively, of the total company performance component would be funded. For achieving a cash balance between the threshold and target, the cash balance element for that quarter would be funded ratably.

However, if the cash balance goal were not fully achieved in any of the first three quarters, there would be an opportunity to “catch up” in the following quarters. For example, if the target cash balance goal were not fully achieved in the first quarter, but were fully achieved in the second quarter, the company performance component would be funded at the level of 15% minus the percentage funded in the first quarter. Similarly, if the target cash balance goal were fully achieved in the third quarter, the company component would be funded at the level of 30% minus the cumulative percentages funded in the first and second quarters. As an illustration, if only 4% of the company performance component is funded in the first quarter, up to 11% of the company performance component could be funded in the second quarter. If 0% is funded in the first quarter, up to 15% could be funded in the second quarter. If only 4% and 8% is funded in the second and third quarters, respectively, the amount funded in the fourth quarter could be up to 18% of the company performance component. Any actual bonuses resulting from this funding would be paid on a quarterly basis.

Operating Income or Loss Goal at Fiscal Year End. With respect to the remaining 70% of the company performance component of the target bonus pool, funding will depend upon achievement, as of the end of the fiscal year, of an operating income or loss goal set by the Compensation Committee based on our operating plan for 2009 and the data regarding our financial results through the second quarter of 2009. Threshold, target and “stretch” goals (as explained in more detail below) for operating income or loss are to be set in July 2009, with any actual bonuses resulting from this funding to be paid in early 2010.

The element of the company performance component of the target bonus pool related to the achievement of the operating income or loss goal would be funded at an 80% level if the threshold goal were achieved, at 0% if the threshold goal were not achieved, and at 100% if the target goal were fully achieved. For achieving operating income or loss between the threshold and target, the cash balance element for that quarter would be funded ratably. In addition, if we achieve more than the target goal, this element would be funded ratably up to a maximum level of 120% based on the difference between the target goal and the stretch goal. For example, achieving an operating income midway between the target goal and the stretch goal set by the bonus plan for the year would result in funding of 110% of the operating income or loss element and 77% of the company performance component of the target bonus pool. The 120% top end of the potential bonus that could be funded for the operating income or loss element is set lower than our traditional 200% maximum in recognition of the fact that the operating income or loss goals will not be finally set until July 2009.

The following table illustrates different possible scenarios for funding of the company component of the bonus pool relative to achievement of the operating income or loss goal:

Operating Income (Loss) Element Funding Illustration (Full Year) (70% of Company Performance Component)

Operating Income (Loss)	% of Operating income or Loss Element of Company Performance Bonus Component	% of Company Performance Bonus Component	% of Executive Target Bonus Pool
Threshold	80%	56%	44.8%
Target	100%	70%	56%
Stretch	Up to 120%	Up to 84%	67.2%

Bonus Payments for 2008 Performance

On February 26, 2009, the Compensation Committee determined that no bonuses would be paid to any executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: March 4, 2009	By:	/s/ William B. Chiasson
William B. Chiasson
Chief Financial Officer